Exhibit 10.1

Position: Chief Operating Officer

Reporting to: Bruce Nardella, President and CEO

Location: Boston, Corporate Offices

Start Date: November 30, 2015

Offer of Employment

We are pleased to offer you employment as the Chief Operating Officer, Civitas Solutions. You will report to Bruce Nardella, President and CEO, Civitas Solutions. Your anticipated start date is Monday, November 30, 2015.

Compensation. You will be paid on a salaried basis. Your annual salary will be $365,000.00. Your semi-monthly salary will be $15,208.33

Incentive Compensation. Should you decide to accept the position, you will be eligible to participate in the company’s incentive compensation program. As COO, your target incentive is 75% of your annual base salary. As previously agreed, your bonus for FY16 will be based on a full year of service, not prorated based on your date of hire. Actual incentive payments are based on performance. Detailed information about the incentive plan will be provided after you start work with the company.

Equity Program. Should you decide to accept the position, you will be eligible to participate in the company’s equity program. As COO, the value of your initial target equity grant is expected to be equal to 125% of your base salary and you will be eligible for annual grants thereafter. Subject to the Compensation Committee approvals, we expect your first equity grant to be December 3, 2015. Detailed information about the equity program will be provided after you start work with the company.

Sign on Bonus. In connection with your employment, you are eligible to receive a sign-on bonus in the amount of $75,000, less all applicable federal and state taxes and withholdings. This sign-on bonus payment will be paid via regular payroll within your first 30 days of employment.

Pay Cycle / Schedule. You will be paid on a semi-monthly basis on the 10th and 25th of each month. Please note that all applicable federal, state and local taxes and withholdings will be withheld from your paychecks as required by law and in accordance with standard payroll practices. The company reserves the right to change its payroll practices, including pay cycles and dates.

Benefits. As a full time employee working 30 or more hours per week, you will be eligible to participate in the company’s employee benefits program, an important part of your total compensation and rewards. Detailed benefits information and instructions on how to enroll will be provided after you start work with the company.

Nonqualified Deferred Compensation. You will also participate in the National Mentor Holdings, LLC Executive Deferred Compensation Plan, subject to approval by the Board governing the Plan. With respect to each Plan Year, the Board may, in its discretion, credit an executive’s account with an allocation equal to twelve percent of your base salary

Proof of Right to Work. In accordance with federal immigration law, you MUST bring two (2) forms of identification to your orientation to establish identity and eligibility for employment in the United States. You must provide this documentation within three (3) business days of your first day of employment.

Employment Agreement; Indemnification Agreement. The Company’s standard form of Employment Agreement and Indemnification Agreement for executive officers will be offered to you and are expected to be executed before your start date. That Employment Agreement details the terms of employment and the respective separation clauses.

Required Agreements. As a condition of your employment, you will be required to execute a Confidentiality and Non-Disclosure Agreement. You will also be expected to review and acknowledge acceptance of our standard Code of Conduct and Employee Handbook.

Employment Background Checks. As an organization dedicated to serving vulnerable individuals and in accordance with legal and regulatory requirements where applicable, we conduct background checks on all new employees. As a condition of employment, we may require that you execute authorizations for the company to procure consumer reports in accordance with the Fair Credit Reporting Act, to obtain fingerprints for use in conducting background checks or to perform pre-employment drug testing. We may obtain these reports pre-employment and during your employment, as necessary

Please note that this offer letter is your formal offer of employment, and supersedes any and all prior agreements or discussions, whether written or oral, relating to the subject matter of this letter. This offer is contingent on satisfactory reference and background checks. If this offer is not accepted by Friday, November 6, 2015, it will be considered revoked.

By signing and returning this document by the date specified, you acknowledge and accept these terms and agree to perform the duties and responsibilities of your position to the best of your ability in pursuit of the company’s mission and interests.

Brett Cohen

11/6/2015
Date

On behalf of Civitas Solutions, Inc.

/s/ Bruce Nardella
Bruce Nardella
President and CEO